CINAR CORPORATION

MATERIAL CHANGE REPORT

Form 27 – Securities Act (British Columbia)
Form 27 – Securities Act (Alberta)
Form 25 – Securities Act 1988 (Saskatchewan)
Section 112 – Securities Act (Manitoba)
Form 27 – Securities Act (Ontario)
Section 76(2) – Securities Act (Newfoundland)
Form 27 – Securities Act (Nova Scotia)

1.  Reporting Issuer

CINAR Corporation (“CINAR”) 1055 René-Lévesque Blvd. East Montreal, Québec H2L 4S5

2. Date of Material Change

January 6, 2003

3. Press Release

A press release was issued on January 8, 2003 from Montreal, Québec (a copy of which is attached).

4. Summary of Material Change

CINAR announced that Globe-X Canadiana Limited and Globe-X Management Limited have filed a Defense and Counterclaim in the High Court of Justice of Anguilla claiming damages from CINAR aggregating CDN$66 million for alleged breach of contract, defamation and/or malicious falsehood.

5. Full Description of Material Change

See press release.

6. Confidentiality

This report is not being filed on a confidential basis.

7. Omitted Information

None.

8. Senior Officer

For further information, please contact George Rossi, Interim President and CEO, Senior Vice-President and Chief Financial Officer, at (514) 843-7070.

9. Statement of Senior Officer

The foregoing accurately discloses the material change referred to herein.

DATED at Montreal, Québec this 10th day of January, 2003.

(signed) George Rossi

 GEORGE ROSSI

INTERIM PRESIDENT AND CEO,
SENIOR VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER

For immediate release

GLOBE-X CANADIANA LIMITED AND GLOBE-X MANAGEMENT LIMITED FILE DEFENSE AND COUNTERCLAIM IN LIQUIDATION PROCEEDINGS IN ANGUILLA

Montréal (Qc) Canada – January 8, 2003 – On July 12, 2002 CINAR Corporation announced that it had petitioned the Supreme Court of Bahamas for permission to wind-up Globe-X Canadiana Limited and Globe-X Management Limited (collectively "Globe-X") and to appoint PricewaterhouseCoopers as liquidator.  Such proceedings were granted on September 5, 2002 and PricewaterhouseCoopers was appointed as liquidator.  Globe-X subsequently appealed from such decision and such appeal is pending.

Subsequent to petitioning the Supreme Court of Bahamas for permission to wind-up Globe-X, CINAR petitioned the High Court of Justice of Anguilla for enforcement of the Bahamas winding-up order, or alternatively for a winding-up order in Aguilla, since Globe-X has continued its incorporation under the laws of Anguilla.  Globe-X has filed a Defense and Counterclaim in the High Court of Justice of Anguilla claiming damages from CINAR Corporation aggregating CDN $66 million for alleged breach of contract, defamation and/or malicious falsehood.  CINAR Corporation considers that this Defense and Counterclaim is without merit and that the allegations of Globe-X are baseless.  CINAR Corporation will continue to vigorously pursue its proceedings against Globe-X and the recovery of all amounts owing.

CINAR Corporation is an integrated entertainment and education company involved in the development, production, post-production and worldwide distribution of non-violent, quality programming and educational products for children and families.  CINAR’s web site is www.cinar.com.

Contact :

George Rossi, C.A.

Interim President and CEO
CINAR Corporation
(514) 843-7070
grossi@cinar.com

This release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 (U.S.).  Forward-looking statements are identified by words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may” and other similar expressions.  Actual results or conditions may differ from those anticipated by these and other forward-looking statements. Such forward-looking statements are subject to a number of known or unknown risks and uncertainties.